EXHIBIT 10.31

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of December 1, 2002, by and between Catalina Lighting, Inc., a Florida corporation (the “Company”), and Eric Bescoby (“Consultant”).

WHEREAS, the Company wishes to engage Consultant to render services to the Company upon the terms and subject to the conditions of this Agreement, and Consultant wishes to accept such engagement upon such terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS.

1.1 “Confidential Information” means any information of the Company or any of its subsidiaries or affiliates which at the time of disclosure to Consultant is either marked as confidential or designated in writing by the Company at the time of disclosure or within a reasonable time thereafter as being confidential or secret. Confidential Information shall not include information which Consultant can show: (i) was in Consultant’s possession without restrictions of confidentiality prior to receipt from the Company; or (ii) is or becomes public knowledge because of events other than an act or failure to act by Consultant or any person under Consultant’s direct or indirect control.

1.2 “Consulting Services” mean such business advisory and other services to be performed by Consultant under this Agreement as the Company may from time to time request, including without limitation the promotion of the Company, the introduction of potential customers and vendors to the Company, and the provision of advice to the Company with regard to business opportunities.

1.3 “Term” means the period beginning on the date hereof and ending on the second anniversary of the date hereof, unless earlier terminated in accordance with Article 6 of this Agreement.

2. SERVICES. During the Term, Consultant shall provide to the Company the Consulting Services in accordance with the terms and conditions of this Agreement. Consultant will use reasonable commercial efforts to deliver the Consulting Services. Consultant shall deliver the Consulting Services at such times and locations as may be mutually and reasonably convenient to the Company and Consultant.

3. COMPENSATION. As sole and exclusive compensation for the Consulting Services to be provided by Consultant, the Company has amended the terms of Consultant’s options, as set forth in that certain letter agreement dated November 21, 2002 between Consultant and the Company (the “Option Amendment”).

4. CONFIDENTIAL INFORMATION.

4.1 Consultant shall use Confidential Information solely and exclusively as may be necessary for Consultant to perform the Consulting Services and for no other purpose whatsoever.

4.2 Consultant shall not transfer or otherwise disclose to any third party any Confidential Information. Consultant shall take the same security precautions to protect against disclosure or unauthorized use of the Confidential Information that he takes with his own secret information, and in no event shall apply less than a reasonable and prudent standard of care to prevent such disclosure or unauthorized use.

4.3 Consultant acknowledges and agrees that Confidential Information may include material non-public information of the Company, and agrees that neither Consultant nor his spouse, children, any other person who lives with or is supported by Consultant, or any corporation, partnership, limited liability company, trust, or other entity controlled by Consultant is permitted to trade in the Company’s securities while Consultant is in possession of material non-public information of the Company.

4.4 The Company does not hereby authorize Consultant to disclose to the Company any confidential or proprietary information of any other person or entity, and accordingly the Company may reasonably presume, and shall assume, that any information received from Consultant is not confidential or proprietary information of any other person or entity.

5. OWNERSHIP.

5.1 The Company shall retain all intellectual property rights in any intellectual property of any kind developed under this Agreement.

5.2 Notwithstanding anything to the contrary in this Agreement, the Company shall not prohibit or enjoin Consultant from utilizing any skill or knowledge of a general nature acquired during the course of performing the Consulting Services, so long as Consultant does not thereby utilize proprietary information of the Company or Confidential Information.

6. TERMINATION.

6.1 This Agreement shall remain in effect for the Term unless terminated earlier under this Article 6.

6.2 The Company or Consultant may terminate this Agreement: (i) immediately if the other party breaches its obligations hereunder; or (ii) for any reason by providing the other party with thirty (30) days’ prior written notice of such termination.

6.3 Upon termination of this Agreement, Consultant shall promptly return to the Company all materials (including copies, summaries and abstracts) furnished by the Company, all correspondence, notes, reports, proposals, or any other documents concerning the Company’s customers, potential customers, products, or processes, and any and all other documents or materials containing or constituting Confidential Information.

6.4 The rights and obligations of Articles 4 and 5 and Section 6.3 shall survive any termination of this Agreement.

7. INDEPENDENT CONTRACTOR.

Consultant: (i) is and shall remain an independent contractor with respect to all services performed pursuant to this Agreement; (ii) shall not be considered an employee or agent of the Company for any purpose; and (iii) shall have no authority to bind or make commitments on behalf of the Company for any purpose and shall not hold himself out as having such authority. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Consultant. Consultant shall bear sole responsibility for any health, disability, or other insurance, if any, and for any and all expenses incurred by Consultant in connection with rendering the Consulting Services.

8. GENERAL.

8.1 All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To Consultant:

Eric Bescoby

7101 E. Slauson Avenue

Commerce, California 90040

Facsimile: (323) 725-3295804

To the Company:

Catalina Lighting, Inc.

18191 N.W. 68th Avenue

Miami, Florida 33015

Attention: Chief Executive Officer

Facsimile: (305) 558-3024

As used herein, “Business Day” shall mean any day that is not a Saturday, a Sunday, or a day on which all banking institutions in the City of New York, New York, or the City of Miami, Florida, are authorized or required by law to close.

8.2 The Company and Consultant agree that they will not publicize in any news media, advertising, or promotional material, or otherwise disseminate any information regarding the terms of this Agreement without the prior express written consent of the other party; provided that the existence of this Agreement may be publicized by the Company; and provided further that the Company may make any disclosure in respect of this Agreement and the services to be rendered hereunder that it deems necessary or appropriate under applicable law.

8.3 This Agreement will be binding upon the Company’s and Consultant’s successors and assigns. However, neither party shall assign any of its rights or delegate any of its obligations under this Agreement to any third party without the prior written consent of the other.

8.4 UNDER NO CIRCUMSTANCES WHATSOEVER SHALL THE COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOSSES RESULTING FROM BUSINESS INTERRUPTION, EVEN IF THE COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

8.5 This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, without giving effect to any conflicts-of-laws provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

8.6 If any provision of this Agreement is deemed invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken, and the remainder of the Agreement shall remain in full force and effect.

8.7 This Agreement, together with the Option Amendment, constitutes the entire agreement between the parties relating to the subject matter hereof, and supersedes all prior written and oral agreements and understandings between the Company and Consultant respecting the subject matter hereof. This Agreement may not be released, discharged, amended or modified in any manner except by an written amendment signed by the Company and Consultant.

8.8 This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

CONSULTANT	CATALINA LIGHTING, INC.

/s/ Eric Bescoby	By:	/s/ Stephen G. Marble
Eric Bescoby	Name:	Stephen G. Marble
	Title:	Chief Financial Officer

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